Exhibit 10.1

May 27, 2025

Apeksha Patel
54 Potomac Avenue
Monroe, NJ  08831

Dear Apeksha,

We are pleased to present you with an offer of employment as Cherry Hill Mortgage Investment Corporation’s (“CHMI”) Interim Chief Financial Officer, Treasurer and Secretary effective as of June 22, 2025 (the “Effective Date”).  This letter describes the terms of your employment and supersedes the terms of your offer letter dated November 1, 2024.

Start Date: Your employment as Interim Chief Financial Officer, Treasurer and Secretary will begin on June 22, 2025 or as soon as practicable thereafter.

Job Title: Prior to the Effective Date, your title will continue to be Controller, and you will report to the Chief Financial Officer. Beginning on the Effective Date, your title will be Interim Chief Financial Officer, Treasurer and Secretary, and you will report to the Chief Executive Officer.

Compensation: The basic elements of your initial compensation package include the following:

1.
Fixed Compensation:  Prior to the Effective Date, CHMI will continue to pay you on a bi-weekly basis equivalent to $240,000 per year until the Effective Date. Beginning on the Effective Date, CHMI will pay you on a bi-weekly basis equivalent to $300,000 per year until December 31, 2025. CHMI will pay you a cash bonus of $100,000 in the first quarter of 2026.

2.	Base Salary: Beginning January 2026, CHMI will pay you on a bi-weekly basis equivalent to an amount to be determined by December 31, 2025.

3.
Bonus: Beginning January 2026, you will be eligible to participate in any non-equity incentive plan approved by the compensation committee of the CHMI board of directors and you will be eligible to receive an annual discretionary cash bonus at year-end, subject to the terms of any bonus plan approved by the compensation committee of the CHMI board of directors. The payment of non-equity incentive plan compensation and discretionary cash bonus compensation is not guaranteed, and you must be employed on the date any such compensation is paid to be eligible to receive such compensation.

Benefits: You are eligible to participate in the company's benefits plans, including, without limitation, CHMI’s 2023 Equity Incentive Plan and, beginning on the Effective Date, CHMI’s Executive Severance Plan, and programs in accordance with our company policy, and subject to the terms and conditions set forth in the benefit programs themselves. Please refer to the benefits summary plan descriptions for further information. CHMI reserves the right to modify, add to or eliminate any employment benefits.

At-Will Employment: This letter sets forth your compensation package and other selected initial details of your employment with CHMI. It is not a comprehensive statement of the terms of your employment, nor it is a contract of employment for any term. Neither this letter nor any representation by CHMI management constitutes a promise of continued employment.  Your employment is at-will and may be terminated by you or CHMI at any time for any reason.  CHMI reserves the right to alter any term of your employment, and all compensation is subject to continued employment.

Apeksha, please acknowledge the acceptance of the terms of this employment offer by signing and returning a copy of this letter to me as soon as possible.

Jay Lown
Chief Executive Officer
Cherry Hill Mortgage Investment Company

Accepted:	/s/ Apeksha Patel
Apeksha Patel

Date:	5/27/2025

Employment with Cherry Hill Mortgage Investment Corporation is contingent on the satisfactory results in CHMI’s sole determination of: (1) execution of a customary confidentiality and non-solicitation agreement in the form provided by Cherry Hill Mortgage Investment Corporation within 30 days of your first day of employment at CHMI; (2) routine check and/or verification of information included in your employment application; (3) review of your U-4 and/or form U-5 (if applicable); and (4) background and reference checks and/or verification, and in most cases, a credit check.  If your position required licensing, your employment with CHMI also is contingent upon the successful transfer of your securities license(s) and registration(s) under FINRA rules and the requirements of the states in which you require licenses.
Providing, upon your first day of employment, satisfactory proof of identity and legal authorization to work in the United States, and your completion of an Employment Eligibility Verification Form I-9. Enclosed, you will find a form outlining suitable forms of identification for submission.